Exhibit 99.1

DICE Therapeutics Reports Third Quarter 2022 Financial Results and Recent Highlights

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Reported positive Phase 1 proof-of-concept data supporting the further development of lead oral IL-17 antagonist, DC-806, as potential best-in-class oral agent for psoriasis
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Demonstrated direct inhibition of a cytokine with a small molecule in psoriasis patients, which we believe validates the DELSCAPE platform and DICE’s approach to identifying and advancing oral medicines against protein-protein interactions in immunology
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Completed $345 million upsized public offering providing funding into 2026

SOUTH SAN FRANCISCO, CA, November 9, 2022 – DICE Therapeutics, Inc. (Nasdaq: DICE), a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas, today reported financial results and business highlights for the third quarter ended September 30, 2022.

“With clear clinical proof-of-concept achieved in our Phase 1 trial of DC-806 in psoriasis, we have attained a consequential milestone on our mission to advance transformative oral medicines for autoimmune and inflammatory diseases via our DELSCAPE platform,” said Kevin Judice, Ph.D., CEO of DICE Therapeutics. “Following the completion of our recent $345 million public offering, we believe we are extremely well positioned to advance this promising direct oral IL-17 antagonist into a Phase 2b clinical trial in the first half of 2023.”

Recent Highlights

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Reported positive Phase 1 proof-of-concept data supporting the further development of lead oral IL-17 antagonist, DC-806, as potential best-in-class oral agent for psoriasis.
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Clinical proof-of-concept was achieved, with a mean percentage reduction in Psoriasis Area and Severity Index (PASI) from baseline of 43.7% in the high dose psoriasis group compared to 13.3% in the placebo group, with an exploratory p-value of 0.0008 following 4 weeks of treatment.
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Both doses of DC-806 were shown to be biologically active via analysis of well-precedented biomarkers with dose-dependent IL-17 target engagement, rapid onset of action, and pharmacodynamic effects consistent with direct inhibition of IL-17 signaling.
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DC-806 showed a favorable pharmacokinetic (PK) profile with dose-proportional increases in serum concentrations throughout the study.
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DC-806 was well tolerated with an excellent safety profile across all dose groups in healthy volunteers and psoriasis patients.
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DICE plans to submit an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) in the first half of 2023 and advance DC-806 into a dose-ranging Phase 2b clinical trial in patients with moderate-to-severe psoriasis to further explore peak efficacy with a longer duration of treatment.

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Continued execution of stated oral IL-17 franchise strategy: Phase 1 data on second oral IL-17 antagonist, DC-853, anticipated in the second half of 2023.
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DICE’s strategy involves the advancement of multiple oral IL-17 compounds into clinical development, each with differentiated properties. Topline data from the Phase 1 clinical trial of DC-853 in healthy volunteers is expected in the second half of 2023.

Third Quarter 2022 Financial Highlights

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Cash Position: Cash, cash equivalents and marketable securities totaled $266.6 million at September 30, 2022. In addition, in October 2022, DICE announced the successful closing of an upsized public offering, raising gross proceeds of $345.0 million. The Company expects its current cash position to fund operations through expected key clinical milestones and into 2026.

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R&D Expenses: Research and development expenses were $14.7 million for the third quarter of 2022, compared to $11.7 million for the same period in 2021. The increase of $3.0 million was primarily due to an increase of $0.7 million related to the advancement of DICE’s IL-17 franchise and other research programs, and increases related to personnel expenses of $2.0 million due to an increase in headcount and stock-based compensation expense.

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G&A Expenses: General and administrative expenses were $6.4 million for the third quarter of 2022, compared to $4.4 million for the same period in 2021. The increase of $2.0 million was primarily due to a $0.7 million increase in personnel costs related to increased headcount and stock-based compensation and a $1.3 million increase in professional service fees and other costs primarily due to the additional expenses associated with operating as a publicly-traded company.

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Net Loss: Net loss totaled $20.6 million and $17.3 million for the third quarters of 2022 and 2021, respectively, with non-cash stock-based compensation expense of $3.5 million and $3.2 million for the third quarters of 2022 and 2021, respectively.

About the DICE Oral IL-17 Franchise and Psoriasis

DICE is developing orally-available, small molecule antagonists of the pro-inflammatory signaling molecule IL-17, an immune cell-derived cytokine that is produced in response to infection by certain microorganisms. Upon binding to its receptor on various cell types found in tissues (e.g., keratinocytes, fibroblasts, and epithelial cells), IL-17 elicits downstream signals that orchestrate sustained tissue inflammation, with the aim of clearing the invading pathogen.

In autoimmune diseases, the immune system appears to overreact and mount strong immune responses in the absence of an obvious infectious event. Over the past two decades, research has shown that IL-17 is a powerful driver of the skin disease psoriasis. Psoriasis manifests as erythematous plaques with thick scaling that can occur anywhere on the body. Symptoms include itching, bleeding and pain; furthermore, the disease can lead to disfiguration and considerable psychological burden. According to the National Psoriasis Association, more than eight million Americans – and 125 million people worldwide – suffered from psoriasis in 2020. There is no cure for psoriasis.

The therapeutic candidates in DICE’s oral IL-17 franchise are being developed initially for the treatment of psoriasis, with the objective of achieving therapeutic benefit similar to that of the U.S. FDA-approved injectable biologics. DC-806 is the lead candidate in DICE’s oral IL-17 franchise.

About DICE Therapeutics, Inc.
DICE Therapeutics, Inc. is a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. DICE is initially focused on developing oral therapeutics against well-validated targets in immunology, with the goal of achieving comparable potency to their systemic biologic counterparts, which have demonstrated the greatest therapeutic benefit to date in these disease areas. The Company’s DELSCAPE platform is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics. DICE’s lead therapeutic candidates are oral antagonists of the pro-inflammatory signaling molecule, IL-17, which is a validated drug target implicated in a variety of immunology indications. DICE is also developing oral therapeutic candidates targeting α4ß7 integrin and αVß1/αVß6 integrin for the treatment of inflammatory bowel disease and idiopathic pulmonary fibrosis, respectively.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the Company’s future plans and prospects, the Company’s anticipated runway, any expectations regarding the safety or efficacy of DC-806 and other candidates under development, the ability of DC-806 to treat psoriasis or related indications, and the planned timing of the Company’s clinical trials, data results and further development of DC-806 and DC-853. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of factors, including risks and uncertainties related to the Company’s ability to advance DC-806, DC-853 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the impact of the COVID-19 pandemic on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on November 9, 2022, and its other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein.

DICE THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Collaboration revenue	$—	$—	$—	$1,125
Operating expenses:
Research and development	14,730	11,689	42,470	24,292
General and administrative	6,439	4,444	19,301	8,226
Total operating expenses	21,169	16,133	61,771	32,518
Loss from operations	(21,169)	(16,133)	(61,771)	(31,393)
Other income (expense):
Interest and other income, net	702	20	1,516	61
Interest expense	(83)	(60)	(208)	(114)
Loss on extinguishment of debt	—	—	(200)	—
Change in fair value of warrant liability	—	(1,162)	—	(1,318)
Net loss	$(20,550)	$(17,335)	$(60,663)	$(32,764)
Net loss per share, basic and diluted	$(0.55)	$(2.30)	$(1.62)	$(8.12)
Weighted-average shares used in computing net loss per share, basic and diluted	37,480,179	7,551,128	37,368,993	4,035,590

DICE THERAPEUTICS, INC.

Selected Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	September 30, 2022	December 31, 2021
Cash, cash equivalents, and marketable securities	$266,614	$319,321
Total assets	284,994	325,754
Total liabilities	23,880	12,805
Accumulated deficit	(164,370)	(103,707)
Total stockholders' equity	261,114	312,949

Contacts:

Media:
Katie Engleman, 1AB
katie@1abmedia.com

Investors:
investors@dicetx.com